Exhibit 99.1

NEWS RELEASE

EQT AND EQT MIDSTREAM PARTNERS ANNOUNCE APPOINTMENT OF JEREMIAH ASHCROFT AS MIDSTREAM PRESIDENT AND CHIEF OPERATING OFFICER

PITTSBURGH, PA (August 3, 2017) — EQT Corporation (NYSE: EQT) today announced the appointment of Jeremiah J. Ashcroft III, age 45, as senior vice president; and president, midstream of EQT Corporation, effective August 7, 2017. Ashcroft was also appointed senior vice president and chief operating officer for EQT Midstream Partners, LP (NYSE: EQM) and will join the EQM board of directors. Ashcroft replaces Lisa Hyland, who has been with EQT since 2000 and whose intent to retire was announced in March 2017. Hyland will remain senior vice president, special projects for EQT through March 2018.

“Along with an extensive background in the oil and gas sector, which includes operations, compliance, and the organic growth of pipeline systems, Jerry has tremendous team leadership experience and will be a strong addition to our executive team,” said Steve Schlotterbeck, EQT’s president and chief executive officer. “With our growing asset position in the Marcellus, one of the best natural gas basins in the world, we expect our strategically located midstream operations and low-cost operating structure will continue to create both near-and long-term value for our shareholders.”

Ashcroft has a distinguished military career with the United States Marine Corps, as well as more than 15 years of experience in the oil, gas, and pipeline industries. His most recent position was chief executive officer of Gulf Oil L.P. — a distributor of fuel products and lubricants, based in Boston, MA. Prior to that, he was chief operating officer for JP Energy Partners where he led their initial public offering and had P&L responsibility for their NGL, crude, and refined products businesses. He also spent several years with Buckeye Partners, L.P. — a midstream logistics services company that owns and operates one of the nation’s largest independent common carrier pipeline networks. Ashcroft held various roles of increasing responsibility while with Buckeye, including vice president of field operations, senior vice president global operations, and president of three business units. Ashcroft began his energy career with Colonial Pipeline Company, L.P as director of operations, and later became chief compliance officer.

“EQT and EQT Midstream Partners are leading the industry with a mix of history and innovation,” said Ashcroft. “I look forward to partnering with the teams to preserve and support their safety culture while we continue to enhance efficiencies, deliver results, and drive shareholder value.”

Ashcroft holds a Master of Business Administration, with a concentration in finance, from Emory University Goizueta Business School; and received a Bachelor of Science degree from the United States Naval Academy.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology — designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT also owns a 90% limited partner interest in EQT GP Holdings, LP.  EQT GP Holdings, LP owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP.

Visit EQT Corporation at www.EQT.com.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns approximately 950 miles of FERC-regulated interstate pipelines; and also owns approximately 1,800 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

EQT analyst inquiries please contact:

Patrick Kane — Chief Investor Relations Officer

412.553.7833

pkane@eqt.com

EQT Midstream Partners / EQT GP Holdings analyst inquiries please contact:

Nate Tetlow — Investor Relations Director

412.553.5834

ntetlow@eqt.com

Media inquiries please contact:

Natalie Cox — Corporate Director, Communications

412.395.3941

ncox@eqt.com

Source: EQT Corporation